Exhibit 99.2
CHATOM ASSETS
INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2

Balance sheets as of June 30, 2012 (unaudited) and December 31, 2011	3

Statements of income for the six months ended June 30, 2012 and 2011 (unaudited) and	4
for the year ended December 31, 2011

Statements of owners’ equity for the six months ended June 30, 2012 and 2011 (unaudited) and	5
for the year ended December 31, 2011

Statements of cash flows for the six months ended June 30, 2012 and 2011 (unaudited) and	6
for the year ended December 31, 2011

Notes to financial statements	7

Report of Independent Registered Public Accounting Firm

To the Board of Directors of the General Partner of
American Midstream Partners, LP:

In our opinion, the accompanying balance sheet and the related statement of income, changes in owners’ equity and cash flows present fairly, in all material respects, the financial position of the Chatom processing and fractionation plant and associated gathering infrastructure (“Chatom Assets”) at December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 11, 2012

CHATOM ASSETS
BALANCE SHEETS
(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS:
Current assets:
Unbilled revenue	$4,295	$5,934
Unbilled revenue - affiliate	145	70
Accounts receivable	—	305
Other current assets	—	2
Total current assets	4,440	6,311
Property, plant and equipment, net	4,585	4,551
Total assets	$9,025	$10,862

LIABILITIES AND OWNERS' EQUITY:
Current liabilities:
Accrued gas purchases	$1,535	$2,014
Accrued gas purchases - affiliate	1,915	2,693
Accounts payable and other accrued expenses	182	475
Total current liabilities	3,632	5,182
Asset retirement obligations	411	396
Total liabilities	4,043	5,578
Commitments and contingencies (Note 8)
Owners' equity	4,982	5,284
Total liabilities and owners' equity	$9,025	$10,862

See accompanying notes to the financial statements.

CHATOM ASSETS
STATEMENTS OF INCOME
(in thousands)

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011
	(unaudited)
REVENUE:
Sale of natural gas, NGL's and condensate	$35,007	$23,459	$51,441
Fractionation fees - affiliates	749	—	203
Total revenue	35,756	23,459	51,644
OPERATING EXPENSES:
Purchases of natural gas, NGL's and condensate	13,264	6,915	16,194
Purchases of natural gas, NGL's and condensate - affiliate	15,145	10,848	23,245
Direct operating expenses	2,734	2,487	5,932
Selling, general and administrative expenses	896	684	1,487
Depreciation and accretion expense	254	232	472
Total operating expenses	32,293	21,166	47,330

Net income	$3,463	$2,293	$4,314

See accompanying notes to the financial statements.

CHATOM ASSETS
STATEMENTS OF CHANGES IN
OWNERS’ EQUITY
(in thousands)

Balance at December 31, 2010	$4,674
Net income	2,293
Net distributions to owners	(2,584)
Balance at June 30, 2011 (unaudited)	$4,383
Net income	2,021
Net distributions to owners	(1,120)
Balance at December 31, 2011	$5,284
Net income	3,463
Net distributions to owners	(3,765)
Balance at June 30, 2012 (unaudited)	$4,982

See accompanying notes to the financial statements.

CHATOM ASSETS
STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended June 30,		Year ended December 31,
	2012	2011	2011
	(unaudited)
Cash flows from operating activities:
Net income	$3,463	$2,293	$4,314
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and accretion expense	254	232	472
Changes in operating assets and liabilities:
Unbilled revenue	1,639	(1,549)	(3,695)
Unbilled revenue - affiliate	(75)	—	(70)
Accounts receivable	305	337	32
Other current assets	2	6	4
Accrued gas purchases	(479)	1,007	1,269
Accrued gas purchases - affiliate	(778)	125	1,732
Accounts payable and other accrued expenses	(267)	151	235
Net cash provided by operating activities	$4,064	$2,602	$4,293
Cash flows from investing activities:
Additions to property, plant and equipment	(299)	(18)	(589)
Net cash flows used in investing activities	$(299)	$(18)	$(589)
Cash flows from financing activities:
Net distributions to owners	(3,765)	(2,584)	(3,704)
Net cash flows used in financing activities	$(3,765)	$(2,584)	$(3,704)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	—	—	—

Non-cash activities
Revision in asset retirement obligations	—	—	$(31)
Increase (decrease) in accrued property, plant and equipment	$(26)	$3	$82

See accompanying notes to the financial statements.

Notes to the financial statements of
Chatom Assets

 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
The accompanying financial statements and related notes present the financial position, results of operations, owners’ equity and cash flows of certain midstream assets acquired by American Midstream Partners, LP (the “Partnership”) from affiliates of Quantum Resources Management, LLC (“Quantum”). The Chatom processing and fractionation plant and associated gathering infrastructure, collectively known as the “Chatom Assets,” are located in Washington County, Alabama, approximately 15 miles from our Bazor Ridge processing plant in Wayne County, Mississippi, and consists of a 25 MMcf/d refrigeration processing plant, a 1,900 Bbl/d fractionation unit, a 160 long-ton per day sulfur recovery unit, and a 29-mile gas gathering system. See Note 9 – Subsequent Events, for more information.
These financial statements were prepared in connection with the Partnership’s acquisition of the Chatom Assets from Quantum and incorporate the activities and account balances of the Chatom Assets as reflected in the historical cost-basis with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.
The accompanying financial statements and notes thereto were prepared for the purpose of complying with Securities and Exchange Commission (the “SEC”) rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements , and Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by Quantum were not directly allocated to the Chatom Assets. In connection with the preparation of these financial statements, management has estimated certain operating costs, primarily general and administrative expense, in accordance with SAB Topic 1-B.
Beginning with the Partnership’s quarterly report on Form 10-Q for the quarter ending September 30, 2012, the Chatom Assets will be consolidated by the Partnership. Accordingly, these financial statements are not indicative of the actual results of operations that would have occurred if the Chatom Assets had been operated separately during the periods reported and may not be indicative of future results of operations. Transactions between the Chatom Assets and Quantum have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2 — Summary of Significant Accounting Policies and Note 3 — Transactions with Affiliates.
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for the fair statement of financial position as of June 30, 2012 (unaudited) and December 31, 2011, changes in owners’ equity for the six months ended June 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011 and for the results of operations and cash flows for the six months ended June 30, 2012 and 2011 (unaudited) and for the year ended December 31, 2011.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ as they become known.
Effects on the Chatom Assets’ business, financial position and results of operations resulting from revisions to estimates will be recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Fair value
The fair value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 — unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — inputs include quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and

Level 3 — inputs are unobservable and considered significant to fair value measurement.

Nonfinancial assets and liabilities initially measured at fair value include impaired long-lived assets (asset groups), initial recognition of asset retirement obligations and initial recognition of environmental obligations assumed in a third-party acquisition.
Financial instruments included in the accompanying financial statements include accounts receivable and accounts payable. The carrying value of accrued revenues, accrued gas purchases and accounts payable and other current liabilities approximates their fair value due to the short-term nature of these items. Impairment analyses for long-lived assets and initial recognition of asset retirement obligations and environmental obligations utilize Level 3 inputs.
Property, plant and equipment
Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation or adjusted to fair value if impaired. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
Management evaluates the ability to recover the carrying amount of long-lived assets and determines whether such long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure. No impairment expense was recognized for the six months ended June 30, 2012 and 2011, or for the year ended December 31, 2011.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using discounted expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. The initial recognition of asset retirement obligations represents a Level 3 fair value measure. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Revenues and purchase of natural gas, NGL’s and condensate
Revenues include gathering and processing services pursuant to fee-based and Percent-of-Proceeds, or POP, agreements and the sales of residue gas, condensate, sulfur and NGLs. Under its fee-based agreements, the Chatom Assets earn a fixed fee per unit of the rich associated natural gas gathered and recognize revenues for its services at the time such services are performed. Under its POP agreements, the Chatom Assets earns revenue on a percentage of volumes it has retained and sells into the market. Estimated proceeds from the sale of residue gas, NGLs, sulfur and condensate are recognized as revenue upon transfer of title.
The Chatom Assets accrue for the purchase of rich associated natural gas volumes at the wellhead for gathering and processing and are recorded as purchases of natural gas, NGLs and condensate at the time of delivery.

Environmental expenditures
Environmental expenditures related to conditions caused by past operations that do not generate current or future revenues are expensed. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Chatom Assets accrues for losses associated with environmental-remediation obligations when such losses are probable and can be reasonably estimated. Accruals for estimated losses from environmental-remediation obligations are recognized no later than the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 8—Commitments and Contingencies—Environmental obligations.
Cash
Quantum provided cash as needed to support the Chatom Assets operations and collected cash from the services provided by the Chatom Assets. Consequently, the accompanying balance sheets do not include any cash balances. See Note 3 — Transactions with Affiliates for information on Quantum’s centralized cash management process. Net cash paid to or received from Quantum is reflected as net contributions from or distributions to owners on the accompanying Statements of Changes in Owners’ Equity and Cash Flows.
Allowance for doubtful accounts
Management analyzes its exposure to bad debts on a customer-by-customer basis for the Chatom Assets’ third-party accounts receivable and may establish credit limits for significant third-party customers. There were no amounts necessary or recorded in allowance for doubtful accounts for the Chatom Assets at June 30, 2012 or December 31, 2011.
Income taxes

The Chatom Assets and Quantum are not subject to income tax as a stand-alone entity. The income or loss of the limited liability company is passed through to the members and reported on their income tax returns.
New accounting standards

In December 2011, the FASB issued ASU No. 2011-11 Disclosures about Offsetting Assets and Liabilities. The ASU requires additional disclosures about the impact of offsetting, or netting, on a company's financial position, and is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods, and retrospectively for all comparative periods presented. Under GAAP, derivative assets and liabilities can be offset under certain conditions. The ASU requires disclosures showing both gross information and net information about instruments eligible for offset in the balance sheet. Currently, the provisions of ASU 2011-11 will not have a significant impact to our financial position or results of operations.
3. TRANSACTIONS WITH AFFILIATES
Cash management
Quantum operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Sales and purchases related to the Chatom Assets’ third-party transactions were received or paid in cash by Quantum within the centralized cash management system and were ultimately settled through an adjustment to owners’ equity as there is no intention to settle these intercompany balances in cash. The outstanding affiliate balances were entirely settled through an adjustment to owners’ equity in connection with the Chatom Acquisition.
Allocation of costs
The employees supporting the operations of the Chatom Assets are employees of Quantum. For the purpose of these financial statements, a portion of Quantum’s general and administrative expenses has been allocated to the Chatom Assets in the form of an implied management services fee and included in the accompanying statements of income. The management services fee represents allocable costs, including compensation, benefits, pension and postretirement costs, associated with the provision of services for or on the behalf of the Chatom Assets by Quantum related to the following: (i) various business services, including, but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources. General, administrative and management costs were allocated to the Chatom Assets based on their proportionate share of Quantum’s revenues. Management considers these allocation methodologies to be reasonable.
Affiliate transactions
Chatom Assets earned fractionation fee revenues and incurred purchases of natural gas, NGL’s and condensate, accrued or paid, to or from affiliates of Quantum. Each of these activities results in affiliate transactions.

4. CONCENTRATION OF CREDIT RISK
The Chatom Assets’ primary market areas are located in the Southeast. The Chatom Assets have a concentration of accrued revenue balances due from companies engaged in the production, trading, distribution and marketing of natural gas and NGL products. This concentration of customers may affect their overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. The Chatom Assets maintain allowances for potentially uncollectible accounts receivable; however, for the six months ended June 30, 2012 and 2011 and the year ended December 31, 2011, no allowances on or write-offs of accounts receivable were necessary or recorded. The summary of customers whose revenues exceed 10 percent of total revenue is as follows:

	Six Months Ended June 30,		Year Ended
	2012	2011	December 31, 2011
	(unaudited)
Customer A	74.5%	57.0%	59.9%
Customer B	—%	11.5%	12.7%
Customer C	—%	10.0%	10.9%
Customer D	—%	15.2%	10.4%
Other	25.5%	6.3%	6.1%

Total	100%	100%	100%

5. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Chatom Assets’ property, plant and equipment is as follows (in thousands, except for estimated useful life):

	Estimated
	useful life	June 30, 2012	December 31, 2011
		(unaudited)
Gathering and processing systems and related pipelines	5 to 20 years	$6,823	$6,550
Other	3 to 5 years	19	19

Total property, plant and equipment		6,842	6,569
Accumulated depreciation		(2,257)	(2,018)

Total net property, plant and equipment		$4,585	$4,551

6. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES
The following table provides the components of accounts payable and other accrued liabilities (in thousands):

	June 30, 2012	December 31, 2011
	(unaudited)
Direct operating expenses	$126	$393
Accrued capital expenditures	56	82
	$182	$475

7. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations (in thousands):

	Six Months Ended	Year Ended
	June 30, 2012	December 31, 2011
	(unaudited)
Carrying amount of asset retirement obligations at beginning of period	$396	$339
Accretion expense	15	26
Revisions in estimates	—	31

Carrying amount of asset retirement obligations at end of period	$411	$396

8. COMMITMENTS AND CONTINGENCIES
Environmental obligations
The Chatom Assets are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are currently no such matters that will have a material adverse effect on the Chatom Assets’ results of operations, cash flows or financial position.
Litigation and legal proceedings
From time to time, the Chatom Assets are involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the Chatom Assets’ results of operations, cash flows or financial position.
Lease commitments
During 2011, Quantum executed amended contracts for leased compression equipment. Rent expense was approximately $32 thousand and $45 thousand for the six months ended June 30, 2012 and 2011, respectively, and $64 thousand for the year ended December 31, 2011. The Chatom Assets’ remaining contractual lease obligations as of December 31, 2011 represents commitments through August 2014 along with asset retirement obligations are presented below (in thousands):

			Payments for the year ended December 31,
	Total	2012	2013	2014	2015	2016	Thereafter
Operating leases	$170	64	64	42	—	—	—
Asset retirement obligations	396	—	—	—	—	—	396
	$566	64	64	42	—	—	396
9. SUBSEQUENT EVENTS
Acquisition of Chatom Assets by American Midstream Partners, LP
On July 9, 2012 the Partnership announced the closing of the acquisition of an 87.4% interest in the Chatom Assets from affiliates of Quantum, effective July 1, 2012. The acquisition consideration of approximately $51 million includes a credit associated with the cash flow Chatom Assets generated between January 1, 2012, and the acquisition closing date.  The consideration paid by the Partnership consisted of cash, which was funded under borrowings under the Partnership’s revolving credit facility. The credit facility provides for a maximum borrowing equal to the lesser of (i) $200 million or (ii) 4.50 times adjusted consolidated EBITDA. The Partnership may elect to have loans under the credit facility bear interest either at a Eurodollar-based rate plus a margin ranging from 2.25% to 3.50% depending on our total leverage ratio then in effect, or a base rate which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurodollar Rate plus 1.00% plus a margin ranging from 1.25% to 2.50% depending on the total leverage ratio then in effect. The Partnership also pays a commitment fee of 0.50% per annum on the undrawn portion of the revolving loan. For the six months ended June 30, 2012, the weighted average interest rate on borrowings under the Partnership’s credit facility was approximately 3.88%.
In connection with the Chatom Acquisition, the Partnership entered into two-year commodity price option and swap agreements with counterparties effective July 2012 through December 2013 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Chatom Assets. Specifically, the commodity price swap agreements fix the margin the Partnership will realize from the purchase of natural gas from third parties or the sale of residue gas or NGLs to third parties at the Chatom Assets. The Partnership will realize gains and losses on the commodity price swap agreements in the period in which the associated revenues are recognized. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Chatom Assets.

	Notional (in gallons)	2012 Strike Prices	2013 Strike Prices
Options
Propane	748,000	$0.80-0.83	$0.83-0.87
Iso butane	333,000	$1.35-1.38	$1.38-1.40
Normal butane	180,000	$1.26-1.29	$1.29-1.31
Swaps
Natural gas (mmbtu)	392,000	$3.09-3.15	$3.58-3.84
Natural gasoline	5,300,000	$1.84-1.87	$1.89-1.90

 Affiliated balances subsequent to acquisition
Prior to July 1, 2012, cash transactions attributable to the Chatom Assets were received or paid in cash by Quantum within its centralized cash management system. In connection with the Chatom Acquisition, affiliate receivable and payable balances, net with Quantum were settled through an adjustment to owners’ equity. Subsequent to July 1, 2012, the Partnership cash-settles transactions directly with third parties and Quantum, including transactions attributable to the Chatom Assets during the transition.